Exhibit 99.2

On October 29, 2010, The Interpublic Group of Companies, Inc. held a conference call.  A copy of the transcript of the call follows:

IPG CALL PARTICIPANTS

Michael Roth
Chairman of the Board and Chief Executive Officer

Frank Mergenthaler
Executive Vice President and Chief Financial Officer

Jerry Leshne
Senior Vice President, Investor Relations

ANALYST CALL PARTICIPANTS

Alexia Quadrani
J.P. Morgan Securities

John Janedis
UBS Securities

Brian S. Shipman
Jefferies & Company

Peter Stabler
Credit Suisse Securities

David Bank
RBC Capital Markets

James Dix
Wedbush Securities
Benjamin Swinburne Morgan Stanley Tim Nollen Macquarie Bank Matt Chesler Deutsche Bank Securities Daniel Salmon BMO Capital Markets Richard Tullo Albert Fried and Company

CONFERENCE CALL TRANSCRIPT

COMPANY PRESENTATION AND REMARKS

Operator:
Good morning and welcome to The Interpublic Group’s third quarter 2010 earnings conference call. . . .  Now I would like to introduce Mr. Jerry Leshne, Senior Vice President of Investor Relations. Sir, you may begin.

Jerry Leshne, Senior Vice President, Investor Relations:
Thank you.  Good morning.  Thank you for joining us.  We have posted our earnings release and our slide presentation on our website, Interpublic.com, and we’ll refer to both in the course of this call.  This morning we are joined by Michael Roth and Frank Mergenthaler.  We will begin with prepared remarks, to be followed by Q&A.  We plan to conclude before market open at 9:30 a.m. Eastern.

During this call, we will refer to forward-looking statements about our company, which are subject to the uncertainties in the cautionary statement included in our earnings release and the slide presentation and further detailed in our 10-Q and other filings with the SEC.

At this point, it is my pleasure to turn things over to Michael Roth.

Michael Roth, Chairman of the Board and Chief Executive Officer:
Thank you, Jerry, and thank you all for joining us this morning as we review our results for the quarter and the first nine months of 2010.

As a side note, we’re calling you from Richmond, Virginia, home of our agency of the year, The Martin Agency, and we’re pleased to be here.  And in fact we had our Board meeting here yesterday, as well.

I’ll begin by covering the headlines of our performance, after which Frank will then take us through the financial results.  I’ll then return with additional detail about what’s taking place at our key agencies and some closing comments.  As always, we’ll always leave plenty of time for Q&A.

In looking at our performance, we are pleased with a third quarter that saw strong revenue and profit growth.

Revenue increased 9.4% in the quarter, both as reported and in terms of organic revenue growth.  It’s gratifying that contributions came from such a broad range of our portfolio.

Our U.S. organic revenue growth was 10%.  Key emerging markets, such as India, South Africa, Brazil and the whole of Latin America, posted strong double-digit organic growth rates.  Europe, however, continued to lag.

In terms of client sectors, automotive, packaged goods and financial services all posted strong double-digit growth.  Health and personal care was up in the mid-single digits, as was technology and telecom, including the fact that we are cycling out of some significant assignments lost last year in the category.

At the agency level, there was strong organic growth at many of our companies: Draftfcb, Lowe + Partners, Mediabrands, Weber Shandwick, Hill Holliday, Mullen, Jack Morton and Octagon.  Digital was also a material contributor to our growth in the quarter, with very strong performance at McCann’s MRM unit, R/GA, HUGE, as well as the digital capabilities within our PR firms and the U.S. independent agencies.

Overall, we’re seeing a fair bit of activity on the new business front, and the pipeline is solid at most of our agencies, across all disciplines.  On a trailing-twelve-month basis, we remain net-new-business positive through the end of the third quarter.

The top-line performance in the quarter and year-to-date reflects the economic recovery.  More important, our growth is a direct result of the investments we’ve made during the past few years in talent and in developing markets and emerging media, as well as the strategic actions we’ve taken to strengthen and re-position a number of our key agency brands.

While the first nine months of the year have been encouraging, and the tone of client conversations has improved, there is still a degree of uncertainty.

Now, turning to the bottom line, operating income was $100 million, an increase of 72% compared to a year ago.  Operating margin was 6.4%, compared to 4.1% for Q3 2009, which speaks to our continued operating discipline.  The people, systems and tools we’ve put in place to ensure that we can effectively manage the business are clearly working.  Earnings per diluted share were $0.08, up from $0.03 in the comparable period last year.

This performance further confirms that we are confident that we will deliver on our margin objective of greater than 8% for 2010.  Our balance sheet continues to be strong, and we have ample financial resources at our disposal.

It’s encouraging to see our strength recognized by the rating agencies again, as this morning Fitch upgraded us to BBB, from BB+, a rise of two notches.

At this point, let me hand things over to Frank for an in-depth look at first half performance.

Frank Mergenthaler, Executive Vice President and Chief Financial Officer:
Thanks, Michael.  Good morning.  As a reminder, I will be referring to the slide presentation that accompanies our webcast.

On slide two, you’ll see an overview of the quarter.  We were pleased with operating results.  Q3 revenue was balanced between the U.S. and international.  We continue to maintain effective discipline over expenses.

In producing the strong profit growth Michael mentioned, we realized over 200 basis points of operating leverage on combined base payroll and temporary labor expenses.  We also leveraged occupancy expense by 100 basis points and experienced lower severance expense.  Going the other way, in light of strong year-to-date performance at a number of our agencies, we had higher expense for incentive compensation, which contrasts to a year ago, when we decreased the incentive accrual.

We ended the quarter with cash and marketable securities of $1.9 billion on the balance sheet, an increase of $167 million from the year-ago level, while having used $287 million to purchase both a majority of our convertible preferred stock and a smaller amount of debt earlier this year.

Turning to slide three, you see our P&L for the quarter.  I’ll cover revenue and operating expenses in detail on the slides that follow.  It’s worth noting here that our effective tax rate in the quarter was 35%, which is below our current run-rate, due in part to the reversal of valuation allowances in Europe.

Turning to operations on slide four, beginning with revenue:

•	Revenue in the quarter was $1.56 billion, an increase of 9.4%. Compared to Q3-09, exchange rates had a negative impact of 0.7%, and net acquisitions contributed 0.6%.

•	Our organic revenue change was an increase of 9.4%, due to growth with existing clients and net new business across all of our disciplines.

•	Regionally, we were very strong in North America, LatAm, South Africa and the Middle East.

•	We had double-digit growth in Auto, Financial Services and Packaged Goods, as well as a rebound in Tech & Telecom.

•	For the first nine months, organic growth was 5.2%.

On the bottom half of this slide, you can see the revenue performance of our operating segments.

•	At our Integrated Agency Networks, organic growth was 8.8%. Growth was strong in both the U.S. and international markets, with leadership by Draftfcb, Lowe + Partners and Mediabrands.

•
At our CMG segment, revenue increased 12.3% on an organic basis, reflecting double-digit growth in the U.S. and internationally.  We had growth across the board at all our principal operating units and disciplines: PR, events and sports marketing.

Slide five provides a breakdown of revenue by region.

•
In the U.S., the organic increase of 10.0% was driven by broad participation across client sectors and disciplines.  We were led by Draftfcb, Mediabrands and Lowe + Partners, as well as Hill Holliday, Campbell-Ewald, Weber Shandwick, Jack Morton and Octagon.

•	International organic growth was 8.6%.

o	In the U.K., revenue increased 3.9% organically, led by our marketing services specialist agencies.

o
In Continental Europe the organic decrease was 1.0%, a level consistent with the second quarter and our expectations.  Spending by our multinational clients held up better than that of regional and local clients.  Among our largest markets, revenue increased in France, but decreased in Germany, Spain and Italy.

o	In AsiaPac, organic growth was 3.5%. Growth in India, Australia and China was partially offset by a notable decrease in Japan. AsiaPac ex-Japan grew 10% organically.

o	Organic growth in LatAm strengthened to 28.8%, an outstanding performance led by our agencies in Brazil, where we saw significant increases by multinational clients across several sectors.

o	Our “Other Markets” group grew 27.1% organically, primarily reflecting strong performance in South Africa and the Middle East.

On slide six, we chart a longer view of our organic revenue change on a trailing-twelve-month basis.  The most recent data point is a positive 1.1%, with the trajectory this year indicative of the recovery we are seeing in many markets around the world.

On slide seven, we take a closer look at operating expenses.

•	Q3 operating margin was 6.4%, compared with 4.1% a year ago.

•
Salaries and related expenses decreased to 64.5% of revenue from 66.1% in Q3-09.  Total SRS was $1.01 billion compared with $944 million, an increase of 6.7%.  Underneath that result, there were a number of moving pieces:

o	Base payroll, benefits and taxes was 53.1% of revenue, compared with 56.3% of revenue a year ago, an improvement of 320 basis points.

o
At the same time, we continued to invest behind areas of growth in the portfolio, such as at Mediabrands, Draftfcb, R/GA, MRM and HUGE, as well as public relations.  Across our agencies, we are adding digital talent.  Headcount at quarter-end was 41,200, including the consolidation of DLKW.  This is an increase of 2.3% from a year ago.

o	Severance expense was $16 million, which is in the normal range for Q3, compared with $23 million a year ago, or 1.0% of revenue for this year compared with 1.6% a year ago.

o
Incentive expense was 4.2% of revenue, compared with 2.7% a year ago.  As I mentioned earlier, the comparison reflects a higher expense for our annual and long-term incentive programs due to strong performance against budget, as well as a decrease in that expense a year ago due to the recession.

o	Temporary labor expense was 3.8%, compared with 2.9% a year ago, to support growth.

o	“All Other” Salaries & Related expense was 2.4% of revenue, compared with 2.6% last year.

•	Turning to Office & General expenses, on the lower half of this slide.

o	O&G was $452 million, or 29.0% of revenue, compared with 29.8% a year ago. Expenses increased 6.3%, largely due to higher pass-through expenses, which are offset in revenue.

o
Within O&G, we had significant leverage on occupancy expense, which was 8.0% of revenue compared with 9.0%.  This was a result of both revenue growth and decreased rent expense, as a result of real estate efficiencies achieved over the past twelve months.

o	Professional fees were 1.6% of revenue, compared with 1.9%.

o	Expenses due to travel and entertainment, office supplies and telecom increased slightly as a percent of revenue, due to the higher level of business activity.

o	“All Other” O&G was 15.7% of revenues, 30 basis points above last year, primarily reflecting increased pass-through expense.

On slide eight, we show our operating margin history on a trailing-twelve-month basis, which was 7.8% at the end of the third quarter.

On slide nine, you see our debt maturity schedule as of September 30, with total debt of $1.9 billion.  We have a senior note maturity of $192 million maturing in a couple of weeks, which we plan to pay from cash on hand.  As a reminder, we also repurchased approximately $200 million in debt in both 2008 and 2009.  Our August 2011 maturity is now classified as current and is only $36 million.

Turning to the current portion of our balance sheet on slide ten.  We ended the quarter with $1.9 billion in cash and short-term marketable securities on the balance sheet, an increase of $167 million from a year ago.

On slide eleven we turn to cash flow for the quarter.

•	Operations generated $40 million, compared with $125 million in Q3-09.

•	Working capital used $60 million in the quarter, which is a seasonally normal level for the third quarter.

•	Investing activities used $76 million, which includes our purchase of DLKW, compared with a use of $50 million a year ago.

•	Financing activities used $12 million.

In summary, on slide twelve, we are pleased with our performance in the quarter and year to date.  Alongside strong growth driven by the competitiveness of our brands, we continued to manage expenses carefully.  Importantly, we also continued to invest in growth and efficiency.  This will allow us to continue to deliver on the margin expansion and increased profitability that we believe are achievable going forward.

Now I’d like to turn the call back over to Michael.

Mr. Roth:
Thank you, Frank.

As you can see, our third quarter showed further evidence of the broader economic recovery and the degree to which we have competitive offerings, including growth areas such as marketing services and digital, as well as in a number of the emerging economies.

We are pleased with our performance year-to-date.  Our agencies that are seeing growth are investing in talent, but we are also keeping close control on our costs.  That is why we are confident in our ability to deliver our stated operating margin objective of greater than 8% for this year.  This level of performance would represent a significant step-up from 2009 margin and would put us on track to meet our ultimate goal of peer-level margins within the next few years.

Our momentum in terms of profitability demonstrates that we’ve put in place the right systems and people to effectively manage our business.  The high quality of our professional offerings has also allowed us to achieve our goal of competitive organic revenue growth in 2010.  Developments at the agencies are key in ensuring that we’ll build on that momentum, so what I’d like to do now is cover those areas in greater detail.

For the quarter and year to date, as was the case in 2009, performance at Draftfcb was outstanding.  The leadership of CEO Laurence Boschetto and his team, along with the agency’s integrated model, is driving strong results for clients around the world.  During the quarter, they posted wins with Electronic Arts and a number of existing clients, including new assignments in Asia with Sony and India’s Tata group.  The appointments of Michael Fassnacht as President of Chicago and Dana Maiman as CEO in New York put two of the network’s strongest talents in more prominent roles, from which they can add even more value to the organization.

Mediabrands was also a very strong performer in the quarter.  UM won MasterCard in the U.S., its Lodestar unit in India was named agency of record for Coke throughout Asia, and Ecco chose UM as its global AOR, with regional hubs in the U.S., U.K. and China.  Initiative continued to grow its business in step with major clients such as Hyundai/Kia and Home Depot, as well as posting key regional wins in Europe with Bang & Olufsen and Unilever search assignments in Latin America.  Mediabrands Ventures continues to roll out Reprise globally and to launch new business models such as Velociter, which will partner with early stage new media companies and startups.  The acquisition of CUBO is integrating quickly, and we are excited about the JV in India with Interactive Avenues, a leading local digital agency.  The recently launched Mediabrands Shopper Science practice won business from Home Depot, Boston Market and Coke during this quarter.

Lowe’s results continue to improve, and the agency will be profitable in 2010.  Headline news included the celebration of our 50-year relationship with Unilever and strong performance on that client’s business.  A combined Deutsch-Lowe global team won a major b2b assignment for Microsoft’s cloud computing platform, validating the strategy to combine these agencies.  Work on that launch will start shortly.  We’re also pleased with the integration of DLKW, as the agencies are coming together in our Sloane Avenue space.  Lowe also launched Open, its retail activation unit, in China and Brazil during the third quarter.

At CMG, the work of Weber Shandwick and GolinHarris keeps winning awards and, more important, taking market share from our competitors.  We see PR as an important growth area for the business in an age of social media and believe we have some of the strongest agencies in the industry.  Sports marketing performed well, and events continued to pick up in Q3.  Notable wins included new work with Nestlé, Unilever and Verizon.  Collaboration is a hallmark of the CMG unit, and credit goes to Harris Diamond and his team for creating a collegial and successful culture.

Our domestic, integrated independents are capitalizing on the strength of the U.S. recovery, and we’re seeing terrific wins and talent join agencies such as The Martin Agency, where we are today, Hill Holliday, Mullen and, increasingly, Gotham.

Turning to the McCann Worldgroup, I recently attended the agency’s meeting to launch its new, global strategic positioning.  The work MRM  is doing for GM in the digital CRM space globally is growing strongly.  The McCann Healthcare offering is also powerful globally.  And the addition of W and its creative firepower in Brazil is already leading to new business momentum.  Nick Brien and his team are energized and committed to making McCann Worldgroup the world’s best marketing solutions network.  There have already been notable additions to senior management: a new CFO for the organization from the Mediabrands leadership team, a new global CEO was named for MRM and another promoted into that role at McCann Healthcare.  Both will take those units to new levels.  A new head of global accounts and a new President for the Midwest have also been brought on recently.  Additional strategic and personnel moves will doubtless be required at the Worldgroup, but we feel confident that we have the right leadership and offerings in place.

Before turning to questions, I wanted to close with some remarks about our outlook for the fourth quarter and to reiterate our commitment to putting the balance sheet to work on behalf of our shareholders.

Q4 is important to our overall results.  The quarter has always had a significant level of variable project spend.  Visibility to that project business carries with it a degree of uncertainty.  Nonetheless, we are very confident in the quality of our offerings.  The tone of the business is fundamentally solid and clients’ liquidity is strong.  However, with comps becoming more challenging and some sectors and client wins cycling stronger Q4 2009 results, we see solid but moderating growth for the balance of the year.

IPG’s performance in 2008 was its best in nearly a decade.  Last year, despite the worst recession any of us have experienced, our strong professional offerings and conservative financial management allowed us to hold onto much of the margin progress we had made and positioned us for the recovery.  The first nine months of 2010 have demonstrated our ability to achieve competitive organic revenue and get back on track to strong margin expansion.

The tone of the business as we look to 2011 remains solid.  Media and marketing continue to grow more fragmented and technology plays an increasingly large role in consumers’ lives.  Emerging economies such as LatAm, India, China, Russia and Africa are also proving they are here to stay and represent long-term growth opportunities.

All of these factors will work in our favor, because a diversified, integrated provider of marketing services like IPG is vital for clients to navigate and succeed in this complex environment.  We will share with you in much greater detail the state of our key offerings and our revenue and profitability goals going forward at an Investor Day to be held in New York in late March of next year.

This fundamental belief in our company’s long-term future, coupled with all of the work we’ve done to bolster our financial infrastructure in recent years, have put us in a strong position.  Recent performance, including the impressive results announced thus far this year, give us confidence that the strength of our cash flows will allow us to meet the needs for disciplined re-investment in the business, including talent acquisition and targeted M&A in high-growth competencies and geographies.  And furthermore, we will continue to explore additional options for the return of capital to our owners, including share buyback and dividends.  We are in position to consider these actions because we believe and see the results in recent years as part of a sustainable, long-term path to achieving our goals of competitive top and bottom line performance.

With that, I’d like to thank you for your time and open the call to questions.

QUESTIONS AND ANSWERS

Operator:
. . . .  Our first question today is from Alexia Quadrani with JPMorgan.  Your line is now open.

Alexia Quadrani, J.P. Morgan Securities:
Thank you and congratulations on a great quarter.  Just two questions.  If you can talk about any color you have on how the quarter progressed and sort of any early read into what you are seeing in October?  And the second question, maybe for Frank, at this point or stage in the recovery, what do you really see as the leverage for the margin improvement in 2011?

Michael Roth, Chairman of the Board and Chief Executive Officer:
As you know, on a monthly progression basis, we don’t look at our business that way.  It’s certainly a difficult measurement for us, given the comps that we were coming off last year.  So, I know your question refers to the fact we constantly saw a month-to-month increase.  We didn’t quite see that in this quarter, but nonetheless our results stand for itself in terms of our strong improvement.

Frank Mergenthaler, Executive Vice President and Chief Financial Officer:
With respect to going forward, Alexia, we still believe the strongest leverage, for operating leverage, is base salaries.  We saw dramatic improvement for the three months, we’ve seen it for the nine months, and as we look into 2011 that will continue to be our area of focus to drive greater leverage in that cost bucket.

Ms. Quadrani:
And Mike, just going back to your comments.  Even if you didn’t see a month-to-month improvement, necessarily, you didn’t see great variability, either in the sense we shouldn’t read into that that you had a —

Mr. Roth:
No.

Ms. Quadrani:
Okay.

Mr. Roth:
And again, I know your next question, Alexia, is what do we see for the fourth quarter?  We continue to see a good tone from our clients, so we should expect a solid quarter in the fourth quarter.

Ms. Quadrani:
And you mentioned always looking at use of cash.  Any sense in terms of timing of maybe a possible announcement on that front?

Mr. Roth:
No.  Yeah, as we always mentioned, what we want to see was the sustainable pattern in terms of the economic recovery.  And as we get closer to that, and the confidence level in the fact that we’re not going to be seeing this large double dip that everyone was concerned about, then obviously the likelihood of that becomes greater for us.  But we constantly have to look at that as a possibility.

Ms. Quadrani:
Okay.  Thank you.

Mr. Roth:
You’re welcome.

Mr. Mergenthaler:
You’re welcome.

Operator:
Thank you.  Our next question is from John Janedis with UBS.  Your line is now open.

John Janedis, UBS Securities:
Thank you, good morning.  Frank, you referenced the increase in incentive comp.  I’m wondering, as we move through the fourth quarter and into next year, does that stay elevated above the 3.5% to 4% target as a percent of revenue?

Frank Mergenthaler, Executive Vice President and Chief Financial Officer:
John, the 3.5% to 4% is still a reasonable range.  The way it works is, we go through our mid-year reviews — we have better visibility in the back half of the year — that happens right after the release of second quarter.  So as we get a greater degree of comfort level, we adjust our accrual.  And we feel our businesses are outperforming their budget, so we had to move that accrual up.  But that’s just the phasing of the accrual.  It still should be in the 3.5% to 4% range.

Michael Roth, Chairman of the Board and Chief Executive Officer:
Yes, I mean, we’re still converting the revenue, which is the heart of your question John, at an attractive rate.  And that one, as Frank indicates, is variable.  But for the full year, we’ll be consistent with what we said.

Mr. Janedis:
Okay, thanks.  Just on the project business, I know it’s early, and you mentioned that, but can you help us think about where we’ve come from?  Meaning, how much has it fallen from 4Q-07 through 4Q -09?

Mr. Roth:
Well as you remember, if we go back to the calls in ’08, when we saw a significant end drop, we put out a number of roughly $75 million in project business in the fourth quarter.  So, that will give you a range and bearing in terms of significance in the fourth quarter.  Obviously we are not in 2008 now, we’re in 2010.  So that will give you some level of insight.

Mr. Janedis:
Okay.  And maybe one last question.  From an account perspective, have you then fully cycled some of the pieces of losses from a couple of your larger clients?

Mr. Roth:
No.  We still have the Microsoft and Verizon businesses still rolling off.  We had said about a 1% impact on organic and that’s still the number.

Mr. Janedis:
When does that fully roll off, Michael?

Mr. Roth:
That should roll off by the end of the year.

Mr. Janedis:
Great.  Thanks a lot, guys.

Mr. Roth:
Okay, John, thanks.

Operator:
Thank you.  Our next question is from Brian Shipman with Jefferies.  Your line is now open.

Brian S. Shipman, Jefferies & Company:
Thanks.  Just one question on revenue picture and then a cost question.  If you could just add some discussion maybe as to what kind of visibility you’re getting into 2011, spending plans from your clients.  Is there discussion — it’s budget time of year — is there discussion on increased budgets or increased spending for next year, or do you see things sort of flattening out here?  And then, Frank, on the cost side, you described the third quarter severance of $16 million as normal for the third quarter.  There’s always going to be severance every quarter, but $16 million sort of appeared high to us given the 10% revenue growth.  Is the $16 million a normal quarterly run-rate that we should expect going forward?

Michael Roth, Chairman of the Board and Chief Executive Officer:
I’ll comment on the revenue thing, and Frank can comment on severance.  The conversations, the meetings I’ve been having with our major clients are consistent with what they had said, and that is, in a recovering market, and certainly as they expand in the emerging markets — and we see growth in emerging markets — they’re going to spend those marketing dollar to support their brands.  Although it’s early for 2011, I think, absent a hiccup in the overall economy, we’re going to continue to see that kind of spend.  Our visibility, as you say, we’re in the process of budgeting and going through the bottoms up budgeting for our numbers, but certainly the tone is solid in terms of ’11.  We won’t really see the — frankly, once we finish with the fourth quarter, we’ll have a better handle on ’11, but right now, what we don’t see is major cutbacks.

Frank Mergenthaler, Executive Vice President and Chief Financial Officer:
On the severance question, Brian, we’ve been out there with, in a normal environment, 1% of revenues is a reasonable number.  Q3 and Q4 at times sees greater activity there as people look forward to the next year and how they’re going to meet the continued expansion of our margins.  Again, we still believe the 1% is a reasonable number for modeling.

Hello?

Mr. Shipman:
Thank you.

Mr. Roth:
Okay, Brian, thanks.

Operator:
Thank you.  Our next question is from Peter Stabler with Credit Suisse.  Your line is now open.

Peter Stabler, Credit Suisse Securities:
Thanks, good morning.  Nice quarter, guys.  Question on Europe: I was wondering if you could drill down a little bit more.  Michael, I think you mentioned that multinationals were performing better than local clients in that geography, yet my understanding was, and perhaps incorrectly, was that the Microsoft loss and some other tech losses had disproportionately impacted Europe on an organic growth basis.  Just wondering if you could give a little color there because your three largest competitors were able to turn the corner on organic growth in Europe in the quarter.

Michael Roth, Chairman of the Board and Chief Executive Officer:
Well, first of all, the U.K. in particular, we did see positive organic growth.  So let me pull that out.  You remember in the second quarter we had a difficult comp that we had to overcome, but in the U.K., it was positive.  We’re seeing positive growth in France.  And the rest of Europe is lagging, if you will.  I don’t recall saying that we saw the bulk of that Microsoft running through Europe — and I don’t think it’s true, actually — but, again, I think local markets is what is driving the performance there, and we’ve already said that we made some personnel changes in Europe.  We’re focusing on our cost profile in Europe, and there is work to be done by us in Europe.

But, obviously, we’re encouraged by what we’re seeing in the United States and the rest of the world.  I think Latin America: the recovery there and the spend there is terrific.  India: we’re seeing great growth in India.  And obviously the other markets are offsetting whatever slowness we’re seeing in Europe.  And frankly, again, we didn’t count on a big recovery in Europe, so this is totally consistent with what we had planned.

Mr Stabler:
And in those other geographies that you just mentioned — LatAm and let’s say AsiaPac, minus Japan — would you characterize the situation there somewhat differently insomuch as local clients are contributing at an equal or better than multinationals?

Mr. Roth:
You don’t get to those strong double-digit recovery if you are not having local client action.  So, I think yes, there is a broad range of spend in those economies.

Mr Stabler:
Great, thanks very much.

Mr. Roth:
Thank you.

Operator:
Thank you.  Our next question is from David Bank with RBC Capital Markets.  Your line is now open.

David Bank, RBC Capital Markets:
Thank you.  A little bit of a follow-up, I guess, on that last question.  The Latin America and the rest of the world markets, the acceleration was just extraordinary. So the first question would be, did you kind of see that coming last quarter?  Did it actually impact the overall investment into the business in any way, in any meaningful way that sort of impacted margins for the quarter?  And are you seeing continued strength to that order of magnitude?  Any more color you can give on kind of high-20% growth across those regions would be great.

Michael Roth, Chairman of the Board and Chief Executive Officer:
It’s always hard to budget with 30% to 40% growth.  So, obviously, we don’t do that.  We did expect those to be key markets for growth.  Just take a look at two transactions that we did in Brazil.  With the acquisition of CUBO on the digital media side and the addition of W to McCann in Brazil, that certainly was in anticipation of a very strong economic environment there.  So, did we expect it to be as high as it is?  No, it’s hard to say.  We are seeing an increase in media, okay?  And the media spend obviously is driving that, as well.  Everything is all pointing in the right direction in those markets.  Therefore we will continue to invest.

Same thing in India.  We certainly expected India to be a growth market for us.  If you remember, two years ago we topped up our ownership in our two major units there to 100%.  That was all in anticipation of those being key growth markets for us, so we now have the investment and Draftfcb at 100% and Lowe Lintas at 100%.  So, those markets were expected to recover and grow certainly strong.  To be candid with you, we didn’t expect it to grow 30%, but we certainly were expecting it to drive a large growth.

Mr. Bank:
Did you — I’m sorry, if I could ask one follow-up — in terms of the sustainability, this order of magnitude, any additional thoughts?  And I’ll leave it at that.

Mr. Roth:
Well remember, again, look at comps.  Comps are a lot easier.  So, you don’t get 30% to 40% growth in markets without some lightening on the comps, and obviously they’re going to get harder for us.  So you can’t budget those kinds of growths.  But we do think those economies are solid. They’re leading in terms of recovery and growth on a worldwide basis.  So, we think that should continue in, certainly, Brazil, India.  We’re seeing recovery in the Middle East.  South Africa is strong.  We have very strong offerings both with McCann, as well as Draftfcb in South Africa, and the Middle East is growing.  So, those are growth markets for us.  We have good presence in those markets, and we will expect that to continue.

Mr. Bank:
Thank you.

Operator:
Thank you.  Our next question is from James Dix with Wedbush.  Your line is now open.

James Dix, Wedbush Securities:
Good morning, gentlemen.  Just two questions for you.  First, I’ll take another crack at the growth question, I guess.  Any reason to think that the growth for the balance of the year won’t be at least as good as it’s been for the first nine months on a organic basis?  Is there much change in trends at least in that sense?  And then I guess, second, on margins.  Do you have any expectation over the longer term in terms of what you are looking for in terms of incremental margins going forward?  They were over 30% in the third quarter; they were a little higher in the second.  I’m trying to get a sense of — some of your peers lay out targets along those lines, so I just wanted to see how you were thinking about that.

Michael Roth, Chairman of the Board and Chief Executive Officer:
First of all, the fourth quarter.  Remember, our comps get much more harder.  So, to anticipate 10% organic growth in the fourth quarter, given where the comps are, I think that is a stretch, okay?

Mr. Dix:
Yes, Michael, I was actually referring to the year-to-date.  If for the first nine months you were like 5% or 5.2% —

Mr. Roth:
Right.  I think it’s reasonable to assume — we don’t see any big major setbacks.  Which is why I said our fourth quarter should be solid, but don’t expect 10% organic growth.  Okay?  In terms of margins, we’ve indicated we expect our goal is to get to competitive margins, which are 12%, 13%.  Now, we’re not going to have that occur all at once.  So, we think that will be over some period of time, shorter rather than longer, but that remains to be seen on the full-year results, and that’s really what we’re going to lay out on our Investor Day in March.  But certainly, we’re positioned to achieve competitive margins, as we’ve stated.

Mr. Dix:
Okay, thanks very much.

Mr. Roth:
You’re welcome.

Operator:
Thank you.  Our next question is from Ben Swinburne with Morgan Stanley.  Your line is now open.

Benjamin Swinburne, Morgan Stanley:
Thank you, good morning.  Martin Agency is obviously important to us.  I’m glad you’re down in Richmond.

Michael Roth, Chairman of the Board and Chief Executive Officer:
It’s great.  The weather’s great, too, by the way.

Mr. Swinburne:
Michael, could you put into context for us: this quarter, year-to-date, sort of, McCann versus the overall IPG growth story?  I am trying to figure out — that is an agency that’s obviously critical to you guys and somewhat in transition from a management perspective.  I guess what my thought process is, where are we in that transition process?  And, as we look to next year, where your comps for the company will be tougher, as will the whole industry’s, does McCann then, if the strategy is working, become a nice sort of lift to overall growth rate next year?  And then for Frank, just on the balance sheet.  I know it’s complex, but could you just spend a minute talking about the revolver test and how much cash you have available, liquidity available, to buy back stock as you move into 2011?  And I don’t know if the agency, rating agency upgrades — upgrade and hopefully upgrades — changes that math for us as we think about your ability to put money to work on the stock in ’11.

Mr. Roth:
Well, let me talk about McCann.  Obviously McCann is a significant part of the IPG story, and it certainly accounts for 50% or more of our business.  And yes, it is in transition.  As I indicated, Nick Brien and the whole group, we just launched a strategic positioning.  It was a great event.  We had 350 people from all over the world jointly focusing on the go-to-market strategies, where our strengths are, and where we have to build, and how we’re going to collaborate in this challenging environment and putting together integrated offerings.  So, I was very excited about what was happening at McCann.  And certainly we look to 2010 as a transition year for McCann, as you would expect if you look at just the changes that have already occurred.  And we would expect to start seeing improvement in 2011.  And that certainly is a key component of our objective of achieving competitive margins, because, frankly, McCann is a significant factor in that growth.  And I am feeling real good about our offerings.  Let’s face it: McCann is a global force.  Okay?  And its client base and the opportunities just for the existing client base is significant to us.  And what we have to do is really focus on our offerings and the use of the integrated offerings with respect to that kind of base.  And I am encouraged and excited about what we can, will see from McCann as it moves forward in 2011.

Frank Mergenthaler, Executive Vice President and Chief Financial Officer:
And Ben, on your balance sheet question, the things we look at are free cash flow generation, cash on hand, of course, and when you look at our current credit facility, it’s very flexible.  So, we have been pretty thoughtful and conservative on how we’ve used our balance sheet.  And, when a decision is made that we are going to put some of this to work to redeploy back to our shareholders, you can expect us to continue to be relatively conservative in the amount that we allocate towards those programs.

Mr. Swinburne:
Do you think — any update on your expectations, Frank, on the timing of the other agencies?  I don’t know if it is logical that if you get one upgrade the other ones follow, but it would seem to be, to me anyway.

Mr. Mergenthaler:
We’re in constant dialogue.  With the quarter now released — in fact, the agencies are briefed before we release — the quarter’s now released, we’ll continue to aggressively push, and we would love to see the other agencies step up as Fitch has.

Mr. Roth:
Yes, let me add: we believe the agencies are wrong.  Frank doesn’t want to say that, he is the CFO.  [Laughter.] I think the fact is that our financial strength on our balance sheet is outstanding.  And it’s difficult for rating agencies to upgrade.  I think Fitch hasn’t moved us since 2008.  Okay?  So, it’s harder to go up, it’s easier to go down.  But I think if you look at our leverage, you look at our cash, and you look at our performance, I think we should frankly be at investment grade.  Now, do I understand why they’re holding off?  Sure. They’re holding off for the same reason that everyone is concerned about the uncertainty that’s out there, they want to see if there is a double dip, and is there a change in the business momentum, if you will.  But once we start seeing the consistency and the sustainability, I don’t believe there’s any reason why we shouldn’t be upgraded.

Mr. Swinburne:
Thanks, Michael

Mr. Roth:
That’s my personal opinion.

Mr. Swinburne:
Thank you very much.

Mr. Roth:
Okay.

Operator:
Thank you.  Our next question is from Tim Nollen with Macquarie.  Your line is now open.

Tim Nollen, Macquarie Bank:
Hi, thanks.  I hope you can hear me okay.  I’m traveling so it might be a little bit noisy in the background.

Michael Roth, Chairman of the Board and Chief Executive Officer:
You’re coming in fine.

Mr. Nollen:
Okay, thanks.  Two questions, please.  One is on your salaries, Mike.  It looks like you said you raised headcount by 2.3% in the quarter — I assume that’s point-to-point — yet your organic salary dollar increase in organic terms of 7.4% — I think I understand that right — and that compares with your organic growth of 9.4%.  That salary number seems to be getting up to close to where the organic growth increase is.  If you could just explain, first of all, please, what the difference is between the headcount and the salary increase.  How much of that is incentive comp versus base pay, maybe?  Also, even if you weren’t to do 7.5% in Q4, what should we expect for salaries in Q4 and then beyond?  I guess, the ultimate question, can you keep your salaries line increases below your revenue increases?

Frank Mergenthaler, Executive Vice President and Chief Financial Officer:
Tim, as we mentioned earlier, the key opportunity for us is to continue generating operating leverage off our base salaries.  We had a roughly 300-basis-point improvement this quarter.  That’s on the chart that we provided in the material that went out this morning.  So, from our perspective, we believe we continue to see good, strong leverage being generated out of the base salaries, and what you saw this quarter was on the incentive side.  That’s tracking at a little north of 4% of revenues, higher than our normal phasing, but that’s primarily just because we feel more comfortable on the performance of our business for the year, especially against a couple of key agencies that are well in excess of their budgets.  So, the challenge for us to get to competitive margins is to continue to generate that operating leverage off our base salaries, and that is the area of focus for us, and we’re confident we can do it.

Mr. Nollen:
Okay.  Second question then is about your tax assets.  Your tax rate was a little bit low — lower than the 40% that you tend to guide us to . . . — in the quarter.  And I gather that was because of using some of your NOLs in Europe, if I understood it correctly.  Could you please clarify that?  And also let us know — you’ve got about $1.5 billion, I believe, of NOLs — when can we expect to see those really start to kick in and see your tax rate come down?

Mr. Mergenthaler:
I think an appropriate effective tax rate is low 40%s.  I think that is what we’ve guided people to.  This quarter was a little lower because we were able to do structural things in Europe that allowed us to reverse evaluation reserve against net operating losses.  So, in other words, an asset we now believe is, will be fully utilized.  With respect to the timing, I think it’s back to the comments Michael made about Europe and the profitability of Europe because that is the key driver of our NOLs.  So as we continue to see improvement of our European operations, and some of the management changes we’ve made start to take hold, we’ll see greater cash coverage by NOL utilization, profitability coming out of Europe.  But that’s going to be the key driver in our ability to utilize those NOLs, is Europe.

Mr. Roth:
Our cash rate was still 25%,currently.  There is no question that the $1.5 billion NOL carryforward is an asset that we hope to use.  And I think you’ve got to earn your way out of that.  And, obviously the moves that we’re making, particularly in Europe, should enable us to do that.

Mr. Nollen:
Well, that’s my point.  It seems like you are getting close to the point where you can really start to take full advantage of that.

Mr. Roth:
Exactly.

Mr. Mergenthaler:
Yes.

Mr. Roth:
Absolutely.  When things are profitable, good things happen all around.  And obviously the use of that NOL is something we’re looking forward to.

Mr. Nollen:
Okay.  And we’ll wait for the share buyback and dividend increase next.

Mr. Roth:
[Laughter.] Okay.

Operator:
Thank you.  Our next question is from Matt Chesler with Deutsche Bank.  Your line is now open.

Matt Chesler, Deutsche Bank Securities:
Good morning, and thanks for squeezing my call in here before the bell.

Michael Roth, Chairman of the Board and Chief Executive Officer:
We always want to squeeze you in, Matt, don’t worry.

Mr. Chesler:
That’s disturbing.  [Laughter.]  Well, it’s clear that one of the areas of strength in your business is on the media side, with the traction that Mediabrands is having.  Can you walk us through how this is going to translate into your ability to generate cash flow in the business, and sort of what impact, where you think you might end up for the year with working capital?  Do you think you should be positive?  And then looking into next year, if all continues well on that front, do you think you’ll be able to continue to generate cash there?  How many more levers you still have to sort of squeeze out some more efficiencies elsewhere?  Thanks.

Mr. Roth:
Let me talk about Mediabrands from a business point of view; I’ll let Frank talk about the cash flow impact of it.  I think one of the exciting things that’s going on in our company, if you remember a number of years ago, all the changes that we made in Mediabrands and the excellent talent we brought in — Matt Freeman, Matt Seiler, Richard Beaven, Jacki Kelley; all these people that we’ve added to Mediabrands — clearly we’re seeing results in terms of new business wins — and increase in scope from existing clients — is really helpful to us in terms of client relations, as well as profitability, and, of course, cash flow.

There’s no question that what’s happening in the marketplace — that’s what we talk about in terms of integrated offerings.  If we’re not having an integrated offering that combines the new media, the media offering, as well as creative and all the different things that we bring to the table, that’s what clients are demanding and that’s the point of making these kind of investments we’ve made in Mediabrands.  And we see a number of our clients, the media part of our business is driving our business, and then we’re using that as a portal, if you will, to bring in the other resources.  So, I think certainly media has a main seat at the table now.  I remember in the early days media was always sort of in the back of the table and the last to present.  Now it’s part of the front and all the integrated offerings that we’re having.  So, we’re very excited about what is happening on the media side and our offerings in the Mediabrands, and particularly Initiative, and UM, and Diversified.  So, new social media and networking are all part of that and all the new things that are out there, which our agencies use as a key competitive advantage in the marketplace.  So we’re excited about it.

Frank Mergenthaler, Executive Vice President and Chief Financial Officer:
From a cash flow perspective, Matt, you are very well aware, as media grows, it’s cash generative.  I’m not going to guide, we’re not going to guide to where working capital will be in the fourth quarter, because that’s a point in time, and it is very volatile.  For the year we’ll be cash flow positive from an operating perspective, and we’re also going to be taking care of some maturities this quarter, and we dealt with the preferreds in the first quarter.  I think the aggregate number of those two is $500 million.  So from a cash perspective, we feel pretty good going into the fourth quarter.

Mr. Chesler:
Okay, thank you.  Back on the incentive topic for just a moment.  It looks like in the quarter there was a true up based on the revised expectations for the business.  Does that catch you up for the fourth quarter, as well, based on a reset of your expectations for the balance of the year and then position you in good shape to hit your margin targets, or does it stay elevated?

Mr. Mergenthaler:
It’s 3.5% to 4% of revenue for the year is the right number.  So we can see where we are for nine months, and that’s the way to back into the fourth quarter.  It’s not a one-quarter catch-up, to project where you’re going to be for the year and then you step up your accrual, so there will be a piece that carries over to the fourth quarter, but we still believe 3.5% to 4% is a reasonable number.

Mr. Chesler:
Alright, thanks very much.

Mr. Mergenthaler:
You’re welcome.

Mr. Roth:
Thank you.

Operator:
Thank you.  Our next question is from Dan Salmon with BMO Capital Markets.  Your line is now open.

Daniel Salmon, BMO Capital Markets:
Hey guys, good morning.  I’m going to maybe go away from the earnings report and ask about the reports — I think confirmed by one side, at least — that you switched over providers from Donovan to MediaBank for back office software.  Can you give us a little bit of color on that decision?  And then maybe looking ahead, maybe give us some thoughts on how those sort of traditional tools can come together with some of those things you’re doing elsewhere in technology, particularly on the media buying front at places like Cadreon?

Michael Roth, Chairman of the Board and Chief Executive Officer:
Clearly, I think we’ve been on the front end and leading the pack.  Cadreon and all the media buying opportunities that we see out there.  That’s why we formed Diversified Mediabrands — Diversified — and brought Matt Freeman in, to focus on the new media.  And obviously, these platforms are an important part of us distinguishing ourselves from the competition.  Clearly our relationship with Microsoft and the work we’re doing with them in terms of the various platforms that are out there are being very helpful in terms of our growth and servicing our clients.  The switch from Donovan — I mean, we’re always looking for best platforms and what’s best in the marketplace.  We’re never wedded from one to the other, but when we make a decision like that, it obviously factors in where we think the business is going and which of these platforms are best suited for us in the marketplace.  Frankly, the people who are living with that day-to-day are the ones that drive that decision.  That’s not a decision that comes from Corporate.  But obviously to make that kind of switch focuses on the needs of their business and where they see it going.

Frank Mergenthaler, Executive Vice President and Chief Financial Officer:
And Dan, it’s also worth noting from a technology perspective, our strategy is set by our technology board, that ‘s comprised of corporate leadership and participation from the agencies.  So, as we move to greater leverage of shared function, shared technology in things like back office, and in some of our other systems, this is a debate internally.  And I think, we are now making decisions with a collective view as opposed to kind of one-off decisions done at the agency level.

Mr. Salmon:
That’s great. Thank you.

Mr. Mergenthaler:
You’re welcome.

Operator:
Thank you.  Our final question today is from Rich Tullo with Albert Fried.  Your line is now open.

Richard Tullo, Albert Fried and Company:
Thank you very much for taking my call.  The Martin Agency and Mr. Adams, they do great work down there.  It’s probably one of the more undiscovered agencies in the country.  Is it fair to say FX is going to be a favorable tailwind in 2011 if rates remain at the current levels?

Frank Mergenthaler, Executive Vice President and Chief Financial Officer:
Rich, I don’t think we can even comment on that yet. For the year — for 2010 it’s relatively negligible, but right now, we’re just starting — we’re in the middle of the planning process.  We haven’t formed a view on where FX will be as of yet.

Mr. Tullo:
Okay, and kind of a related question.  As we look at McCann and the turnaround and where the growth is going to come from in 2011, is that more of a global story than a U.S. story?

Michael Roth, Chairman of the Board and Chief Executive Officer:
Well, clearly, McCann has a very strong presence in the U.S., but a significant part of the McCann client base are global, multinational clients.  So, I think the answer is both.  And obviously their strength in terms of servicing multinational clients, and the distribution and offerings across the world that they provide, is critical to the success.  So, I think it’s both, and certainly the multinationals are leading the pack on that.

Richard Tullo, Albert Fried and Company:
Okay.  Thank you very much for taking my question and have a great day.

Mr. Roth:
Thank you, you too.  And thank you for all participating.  And I agree, The Martin Agency — I think it’s no longer a hidden jewel, being recognized as agency of the year.  So we’ve been delighted to be down there.  We look forward to the next call.  Thanks for your support.

Operator:
Thank you. This does conclude today’s conference. Thank you for participating. You may disconnect at this time.

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Cautionary Statement

This transcript contains forward-looking statements.  Statements in this transcript that are not historical facts, including statements about management’s beliefs and expectations, constitute forward-looking statements.  These statements are based on current plans, estimates and projections, and are subject to change based on a number of factors, including those outlined under Item 1A, Risk Factors, in our most recent Annual Report on Form 10-K.  Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update publicly any of them in light of new information or future events.

Forward-looking statements involve inherent risks and uncertainties.  A number of important factors could cause actual results to differ materially from those contained in any forward-looking statement.  Such factors include, but are not limited to, the following:

•	potential effects of a challenging economy, for example on the demand for our advertising and marketing services, on our clients’ financial condition and on our business or financial condition;

•	our ability to attract new clients and retain existing clients;

•	our ability to retain and attract key employees;

•	risks associated with assumptions we make in connection with our critical accounting estimates, including changes in assumptions associated with any effects of a weakened economy;

•	potential adverse effects if we are required to recognize impairment charges or other adverse accounting-related developments;

•
risks associated with the effects of global, national and regional economic and political conditions, including counterparty risks and fluctuations in economic growth rates, interest rates and currency exchange rates; and

•	developments from changes in the regulatory and legal environment for advertising and marketing and communications services companies around the world.

Investors should carefully consider these factors and the additional risk factors outlined in more detail in our most recent Annual Report on Form 10-K under Item 1A, Risk Factors.